EXHIBIT 10.9.2


             EXTENSION OF E & J ENTERPRISES TRAILER LEASE AGREEMENT


On July 26, 1999, the Board of Directors of Old Dominion Freight Line, Inc. passed a resolution authorizing an extension of the term of the Company's lease for 163 trailers with E & J Enterprises, which expired on July 31, 1999. The new lease agreement, which is not in writing, provides for a lease term of one year, beginning August 1, 1999, at the lease rate in effect at the end of the prior lease ($33,415 per month). After the one-year term, the new lease remains in effect unless cancelled by either party on six months notice. Otherwise, the terms of the lease are essentially identical to the provisions of the prior lease between the parties, which was filed as Exhibit 10.9.1 in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.